Exhibit 99.02


 HYPERION ANNOUNCES OFFERING OF DEBT AND RELATED SOLICITATION OF CONSENTS FROM
               HOLDERS OF ITS 13% SENIOR DISCOUNT NOTES DUE 2003


Coudersport, PA., August 14, 1997-- Hyperion Telecommunications, Inc. announced that it is proposing to offer $200,000,000 aggregate principal amount of Senior Secured Notes due 2004 (the "Senior Secured Notes") in reliance on Rule 144A to Qualified Institutional Buyers. Hyperion also announced that it is soliciting consents from the holders of its 13% Senior Discount Notes due 2003 to amend certain covenants in the noteholders indenture to permit the offering. Completion of the offering is conditioned upon successful completion of the consent solicitation.

Hyperion intends to use the net proceeds from the sale of the Senior Secured Notes to fund the acquisition of increased ownership interests in certain of its networks, the continued expansion of its networks, working capital and to purchase securities which will be pledged to secure the Senior Secured Notes.

The Senior Secured Notes due 2004 have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities referred to herein in any state in which such offer, solicitation or sale would be unlawful.

Hyperion is a leading provider of competitive local telecomunications services in regionally clustered markets primarily within the eastern half of the United States. Hyperion is a subsidiary of Adelphia Communications Corporation (NASDAQ-NNM:ADLAC), the seventh largest cable television operator in the United States which currently owns or manages cable television systems serving approximately 1.9 million subscribers in 12 states.

Contact: Timothy J. Rigas, Vice Chairman and Chief Financial Officer
(814)274-9830.